Exhibit 99.1

Jerrold J. Pellizzon	Phil Bourdillon/Gene Heller
Chief Financial Officer	Silverman Heller Associates
(714) 549-0421, x8262	(310) 208-2550
CERADYNE, INC. ANNOUNCES
COMMON STOCK REPURCHASE PROGRAM
Costa Mesa, California—March 4, 2008—Ceradyne, Inc. (NASDAQ: CRDN) announced today that its Board of Directors has authorized the repurchase of up to $100 million of Ceradyne common stock in open market transactions, including block purchases, or in privately negotiated transactions.
The stock repurchase program does not include specific price targets or timetables and may be suspended or terminated at any time prior to completion. Ceradyne intends to use cash on hand and excess free cash flow to acquire the shares. Repurchased shares will be added to Ceradyne’s treasury and cancelled.
Joel P. Moskowitz, Ceradyne’s chairman and chief executive officer, commented: “We believe a repurchase program is an appropriate use of our cash and underscores our belief in the long-term value of our stock. At our current trading levels, our Board of Directors believes that Ceradyne stock is an attractive investment for Ceradyne and its shareholders.”
Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.
Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended dated December 31, 2007 and its Quarterly Reports on Form 10-Q as filed with the U.S. Securities and Exchange Commission.
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